     As filed with the Securities and Exchange Commission on June 5, 2001
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              -------------------

                             YOUNG BROADCASTING INC.
             (Exact name of registrant as specified in its charter)

       Delaware                                          13-3339681
    (State or other                                   (I.R.S. Employer
    jurisdiction of                                Identification Number)
   incorporation or
     organization)

                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 754-7070
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                Vincent J. Young
                                    Chairman
                             Young Broadcasting Inc.
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 754-7070
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                            Robert L. Winikoff, Esq.
                           Kenneth A. Rosenblum, Esq.
                          Sonnenschein Nath & Rosenthal
                           1221 Avenue of the Americas
                            New York, New York 10020
                                 (212) 768-6700

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

========================================================= ============================= ======================
                 Title of Each Class of                    Proposed Maximum Aggregate         Amount of
            Securities to be Registered (1)                    Offering Price(2)          Registration Fee
--------------------------------------------------------- ----------------------------- ----------------------
Class A Common Stock, $.001 par value..................               (3)                        (3)
--------------------------------------------------------- ----------------------------- ----------------------
Preferred Stock, $.001 par value.......................               (3)                        (3)
--------------------------------------------------------- ----------------------------- ----------------------
Debt Securities........................................               (3)                        (3)
--------------------------------------------------------- ----------------------------- ----------------------
          Total........................................           $300,000,000                 $75,000
========================================================= ============================= ======================

(1) There are also being registered hereunder an indeterminate number of shares of Class A Common Stock, shares of Preferred Stock and Debt Securities as may be issued from time to time at indeterminate prices upon conversion or exchange of any Preferred Stock or Debt Securities registered hereunder.

(2) Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance Rule 457(o).

(3) Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II(D) to Form S-3.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

                  Subject to Completion, dated June 5, 2001

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Prospectus

Young Broadcasting Inc.

Class A Common Stock
Preferred Stock
Debt Securities


This prospectus relates to our offer and sale from time to time of shares of our Class A common stock, shares of our preferred stock in one or more series and our debt securities, which may consist of notes, debentures or other types of debt, in such amounts as shall result in a maximum aggregate initial offering price for all securities of $300 million.

We will provide specific terms of the securities offered pursuant to this prospectus in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to sell these securities without a supplement.

Our Class A common stock is quoted on The Nasdaq National Market under the symbol "YBTVA." On June 4, 2001, the last reported sale price on The Nasdaq National Market for our Class A common stock was $38.00.

                                 --------------

See "Risk Factors" beginning on page 2 for a discussion of certain risks that you should consider in connection with an investment in the securities offered pursuant to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                                 --------------



[Date]

                                Table of Contents


                                             Page                                                   Page
                                             ----                                                   ----
Summary.................................      1        Legal Matters...........................      11
Risk Factors............................      2        Experts.................................      11
Forward-Looking Statements..............      6        Where You Can Find More Information.....      12
Use of Proceeds.........................      6        Incorporation of Certain
Description of Securities...............      7             Documents by Reference.............      12
Plan of Distribution....................      10


                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities offered pursuant to this prospectus in one or more offerings up to a total dollar amount of $300 million. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information." Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of these documents.

                                     SUMMARY

         The following summary does not contain all the information that may be important to you in making a decision to purchase the securities offered pursuant to this prospectus. For a more complete understanding of us and the securities offered pursuant to this prospectus, we encourage you to read the entire prospectus, the prospectus supplement and the documents incorporated by reference.

                                   The Company

         We own and operate twelve television stations in geographically diverse markets and a national television sales representation firm, Adam Young Inc. Six of the stations are affiliated with American Broadcasting Companies, Inc. ("ABC"), three are affiliated with CBS Inc., two are affiliated with National Broadcasting Company, Inc. ("NBC"), and one is an independent station. We also own a 51% interest in BayTV, a 24-hour local news and information channel in the San Francisco Bay Area. Our ownership in Bay TV is subject to the call rights of AT&T Broadband, LLC, our partner in the BayTV joint venture. Each of our stations is owned and operated by a direct or indirect subsidiary. We are presently the eighth largest ABC network affiliate group in terms of households reached. Our sole independent television station, KCAL, Los Angeles, California, is the only independent VHF television station operating in the Los Angeles market, which is ranked as the second-largest television market in terms of population and the largest in terms of estimated television revenue.

         We were founded in 1986 by Vincent Young and his father, Adam Young. Vincent Young, our chairman, has over 25 years of experience in the television broadcast industry, and Adam Young has over 50 years of experience in the industry. Ronald Kwasnick, our president, has over 25 years of experience in the industry.

         We are a Delaware corporation that was formed in 1986. Our principal offices are located at 599 Lexington Avenue, New York, New York 10022, and our telephone number is (212) 754-7070.

                               Recent Developments

         Senior Note Offering. On March 1, 2001, we completed a private offering of $500.0 million principal amount of our 10% senior subordinated notes due 2011. The notes were sold at a premium of approximately $8.4 million to a financial institution pursuant to a purchase agreement dated February 16, 2001. Pursuant to the terms of the purchase agreement, we filed a registration statement on April 30, 2001, with respect to an offer to exchange the notes for new notes with substantially identical terms, except that the new notes will not contain terms with respect to transfer restrictions. We must use our best efforts to cause the registration statement to be declared effective by August 28, 2001, and to complete the exchange offer by September 27, 2001. We must pay liquidated damages to the holders of the notes if we do not meet these deadlines. We used approximately $254.4 million of the 10% senior subordinated note proceeds to redeem all of our 11 3/4% senior subordinated notes due 2004 and our 10% senior subordinated notes due 2005, including accrued interest and redemption premiums. We used the remaining proceeds to repay a portion of our outstanding indebtedness under our senior credit facilities.

         Senior Credit Facility Amendment. On May 10, 2001, our senior credit facilities were amended with respect to certain financial ratios. We are now required to maintain a total debt/operating cash flow ratio ranging from 5.25x to 7.40x depending on senior debt leverages. We are also required to maintain a debt/operating cash flow ratio ranging from 2.00x to 3.00x depending on senior debt leverages. Additionally, we are required to maintain an operating cash flow/total interest expense ratio ranging from 1.40x to 1.75x depending on senior debt leverages. We are also required to maintain an operating cash flow minus capital expenditures to pro forma debt service ratio of no less than 1.10x at any time. Such ratios must be maintained as of the last day of the quarter for each of the periods.

                                  RISK FACTORS

      An investment in the securities offered pursuant to this prospectus involves a high degree of risk. You should carefully consider the risk factors set forth below, as well as other information appearing elsewhere in this prospectus and the documents incorporated in this prospectus by reference, before investing in such securities.

We have substantial debt and have significant interest payment requirements

      We have a substantial amount of debt. The following table shows certain important credit statistics about us and is presented on a pro forma basis to give effect to the offering of the initial notes and repayment of some of our existing debt.

                                                                                           As of March 31, 2001
                                                                                          (dollars in thousands)
                                                                                       -----------------------------
       Total debt..................................................................                $1,284,003
       Shareholders' equity........................................................                   $59,175
       Debt to equity ratio........................................................                    21.70x


      Subject to restrictions in our senior credit facilities and the indentures governing our 10% senior subordinated notes due 2011, our 8 3/4% senior subordinated notes due 2007 and our 9% senior subordinated notes due 2006, we may also incur significant amounts of additional debt for working capital, for capital expenditures, in connection with our strategy of pursuing strategic acquisitions and for other purposes.

      Our high level of combined debt could have important consequences for our company, including the following:

      o We may have difficulty borrowing money for working capital, capital expenditures, acquisitions or other purposes;

      o We will need to use a large portion of our revenues to pay interest on borrowings under our senior credit facilities and our senior subordinated notes, which will reduce the amount of money available to finance our operations, capital expenditures and other activities;

      o Some of our debt has a variable rate of interest, which exposes us to the risk of increased interest rates;

      o Borrowings under our senior credit facilities will be secured and will mature prior to the exchange notes;

      o We are more vulnerable to economic downturns and adverse developments in our business;

      o We are less flexible in responding to changing business and economic conditions, including increased competition and demand for new products and services; and

      o     We may not be able to implement our strategy.

We depend on the cash flow of our subsidiaries to satisfy our obligations

      Our operations are conducted through our direct and indirect wholly-owned subsidiaries. As a holding company, we own no significant assets other than our equity in our subsidiaries, and we are dependent upon the cash flow of our subsidiaries to meet our obligations.

      We may be able to incur significantly more debt in the future, which will increase the risks related to our indebtedness

      At March 31, 2001, we had approximately $89.4 million available (subject to certain borrowing conditions) for additional borrowings under our senior credit facilities. In addition, we may be able to incur substantial additional debt in the future. If we do so, the risks described above relating to having substantial debt could intensify. Provided we meet certain financial and other covenants, the terms of the indenture governing the exchange notes do not prohibit us from incurring such additional indebtedness. We expect to incur additional indebtedness in connection with our continuing strategy of pursuing strategic acquisitions and expanding through internal growth.

Covenant restrictions under our senior credit facilities and our indentures may limit our ability to operate our business

      Our senior credit facilities and the indentures governing our existing notes contain, and certain of our other agreements regarding debt will contain, among other things, covenants that may restrict our ability to finance future operations or capital needs or to engage in other business activities. Our senior credit facilities and our indentures restrict, among other things, our ability and the ability of the guarantors to:

      o     borrow money;

      o     pay dividends or make distributions;

      o     purchase or redeem stock;

      o     make investments and extend credit;

      o     engage in transactions with affiliates;

      o     engage in sale-leaseback transactions;

      o     consummate certain asset sales;

      o effect a consolidation or merger or sell, transfer, lease, or otherwise dispose of all or substantially all of our assets; and

      o     create liens on our assets.

      In addition, our senior credit facilities require us to maintain specified financial ratios and satisfy certain financial condition tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that our senior lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our senior credit facilities and our indentures. If an event of default under our senior credit facilities occurs, our senior lenders could elect to declare all amounts outstanding under such senior credit facilities, together with accrued interest, to be immediately due and payable.

Our business may be adversely affected by national and local economic conditions that adversely affect advertising

      The television industry is cyclical in nature. Because we rely upon sales of advertising time at our stations for substantially all of our revenues, our operating results are particularly susceptible to being affected by prevailing economic conditions at both the national and regional levels. KRON and KCAL, together and individually, represent a significant portion of our revenues; our operating results, therefore, are particularly susceptible to economic conditions in the San Francisco and Los Angeles markets. Our revenues could be adversely affected by a future national recessionary environment and, due to the substantial portion of revenues derived from local advertisers, our operating results in individual markets could be adversely affected by local or regional economic downturns.

We may experience disruptions in our business if we acquire and integrate new television stations

      As part of our business strategy, we will continue to evaluate opportunities to acquire television stations. There can be no assurance that we will find attractive acquisition candidates or effectively manage the integration of acquired stations into our existing business. If the expected operating efficiencies from acquisitions do not materialize, if we fail to integrate new stations or recently acquired stations into our existing business, or if the costs of such integration exceed expectations, our operating results and financial condition could be adversely affected. If we make acquisitions in the future, we may need to incur more debt, issue more equity securities (which could dilute the position of current stockholders), and we may incur contingent liabilities and amortization expenses related to goodwill and other intangible assets. Any of these occurrences could adversely affect our operating results and financial condition.

We are dependent on our personnel, and the departure of one or more of our key personnel could impair our ability to effectively operate our business or pursue our business strategies

      Our success is substantially dependent upon the retention of, and the continued performance by, our senior management. The loss of the services of Vincent J. Young, Chairman, Ronald J. Kwasnick, President, James A. Morgan, Executive Vice President, or Deborah A. McDermott, Executive Vice
President--Operations, could have an adverse impact on us.

We are dependent on networks for our programming, and the loss of one or more of our network affiliations would disrupt our business and could have a material adverse effect on our financial condition and results of operations by reducing station revenue at the effected station(s)

      Six of our twelve stations are affiliated with the ABC television network, three are affiliated with the CBS television network, two are affiliated with the NBC television network and one station is independent. The television viewership levels for stations other than KCAL (Los Angeles, California), our only independent television station, and BayTV, the 24-hour local news and information channel in the San Francisco Bay area, are materially dependent upon programming provided by these major networks and are particularly dependent upon programming provided by the ABC network. Each of our stations other than KCAL and BayTV is a party to an affiliation agreement with one of the networks, giving the station the right to rebroadcast programs transmitted by the network. The networks currently pay each affiliated station a fee for each hour of network programming broadcast by the stations in exchange for the networks' right to sell the majority of the commercial announcement time during such programming.

      As an independent station, KCAL purchases all of its programming, resulting in proportionally higher programming costs for the station. We may be exposed in the future to volatile or increased programming costs that may adversely affect our operating results. Further, programs are usually purchased for broadcasting for two to three year periods, making it difficult to accurately predict how a program will perform. In some instances, programs must be replaced before their cost has been fully amortized, resulting in write-offs that increase station operating costs.

      While KRON is currently affiliated with the NBC television network, NBC has informed us that they will not extend the affiliation past December 31, 2001 when the affiliation agreement expires. As a result, we expect that KRON will become an independent station and, in such case, it is likely that KRON will experience increased programming costs and generate lower broadcast cash flow, which may adversely affect our operating results.

We are dependent on KRON and KCAL for over 50% of our broadcast cash flow

      KRON and KCAL together contributed approximately 59.5% and 56.0% of our broadcast cash flow for the years ended December 31, 2000 and 1999, respectively. We are dependent on these two stations to satisfy a substantial amount of our obligations. If either of these stations were to experience increased programming costs or otherwise failed to be as profitable as they have been in recent years, our operating results may be adversely affected.

Our business has been, and continues to be, subject to extensive governmental legislation and regulation, which may restrict our ability to pursue our business strategy and/or increase our operating expenses

      Our television operations are subject to significant regulation by the Federal Communications Commission under the Communications Act of 1934, as amended. A television station may not operate without the authorization of the FCC. Approval of the FCC is required for the issuance, renewal, and transfer of station operating licenses. In particular, our business will be dependent upon our ability to continue to hold television broadcasting licenses from the FCC.

      FCC licenses generally have a term of eight years. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that our licenses will be renewed at their expiration dates or, if renewed, that the renewal terms will be for the maximum permitted period. The non-renewal or revocation of one or more of our primary FCC licenses could have a material adverse effect on our operations. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations, and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation and ownership of our broadcast properties. We are unable to predict the impact that any such laws or regulations may have on our operations.

We operate in a very competitive business environment

      We face competition from:

      o     cable television;

      o     new networks;

      o alternative methods of receiving and distributing television signals and satellite delivered programs, including direct broadcast satellite television systems;

      o multipoint multichannel distributions systems, master antenna television systems and satellite master antenna television systems; and

      o other sources of news, information and entertainment such as off-air television broadcast programming, streaming video broadcasts over the Internet, newspapers, movie theaters, live sporting events and home video products, including videotape cassette recorders and digital video disc players.

      In addition to competing with other media outlets for audience share, we also compete for advertising revenues that comprise the primary source of revenues for our operating subsidiaries. Our stations compete for such advertising revenues with other television stations in their respective markets, as well as with other advertising media such as newspapers, radio stations, the Internet, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems.

      Our television stations are located in highly competitive markets. Accordingly, the results of our operations will be dependent upon the ability of each station to compete successfully in its market, and there can be no assurance that any one of our stations will be able to maintain or increase its current audience share or revenue share. To the extent that certain of our competitors have or may, in the future, obtain greater resources, our ability to compete successfully in our broadcasting markets may be impeded.

Management, as major stockholders, possesses unequal voting rights and control

      Our common stock is divided into three classes with different voting rights that allow for the maintenance of control by our management. Each share of Class A common stock is entitled to one vote, each share of Class B common stock is entitled to ten votes, except for certain significant transactions for which such shares are entitled to one vote per share, and shares of Class C common stock are not entitled to vote except in connection with any change to our certificate of incorporation that would adversely affect the rights of holders of such common stock. As of May 30, 2001, there were no shares of Class C common stock outstanding.

         As of May 30, 2001, Adam Young and Vincent Young together beneficially owned shares of Class A common stock and Class B common stock representing approximately 56% of the total voting power of our common stock. As a result, Adam Young and Vincent Young have control over the election of a majority of our directors and, thus, over our operations and business. In addition, such stockholders have the ability to prevent certain types of material transactions, including a change of control.

      The disproportionate voting rights of the Class A common stock relative to the Class B common stock may make us a less attractive target for a takeover than we otherwise might be, or render more difficult or discourage a merger proposal or tender offer.



                           FORWARD-LOOKING STATEMENTS

      Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they:

      o     discuss our future expectations;

      o contain projections of our future results of operations or of our financial condition; or

      o     state other "forward-looking" information.

      We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this prospectus, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.


                                 USE OF PROCEEDS

      Except as otherwise described in the applicable prospectus supplement, the net proceeds from the sale of the securities offered pursuant to this prospectus will be used to repay a portion of the existing debt under our senior credit facilities.

      Our $600.0 million senior credit facility matures in 2005, with quarterly reductions in the amount of the outstanding loans and commitments commencing in 2001. The weighted average interest rate for loans outstanding under our $600.0 million senior credit facility was 8.5% as of March 31, 2001. Borrowings under this credit facility were used for payment of a portion of the cash consideration payable in the KRON acquisition and for general corporate purposes.

      Our $200.0 million senior credit facility matures in 2005, with quarterly reductions in the amount of the outstanding loans and commitments commencing in 2001. The weighted average interest rate for loans outstanding under our $200.0 million senior credit facility was 8.2% as of March 31, 2001. Borrowings under this credit facility were used for payment of a portion of the cash consideration payable in the KRON acquisition and for general corporate purposes.

                            DESCRIPTION OF SECURITIES

Capital Stock

      General

      Our authorized capitalization consists of 20,000,000 shares of Class A common stock, par value $.001 per share, 20,000,000 shares of Class B common stock, par value $.001 per share, 20,000,000 shares of Class C common stock, par value $.001 per share, and 20,000,000 shares of preferred stock, par value $.01 per share. As of May 31, 2001, 14,321,087 shares of Class A common stock and 2,276,386 shares of Class B common stock were outstanding. No shares of Class C common stock or preferred stock were outstanding on such date.

      Common Stock

      The rights of the holders of the Class A, Class B and Class C common stock are substantially identical in all respects, except for their voting rights. The Class A common stock entitles its holders to one vote per share on all matters submitted to a vote of the holders of common stock. The Class B common stock entitles its holders to ten votes per share, except as described below. Holders of Class C common stock are not entitled to vote, except in connection with any change to our certificate of incorporation that would adversely affect their rights as holders of such class of common stock. Holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by the General Corporation Law of the State of Delaware.

      All of our outstanding shares of Class B common stock are held by our management and by or in trust for family members of management. Our certificate of incorporation provides for a defined "Management Group" which includes such members of management and also includes a defined group of relatives of Vincent Young and Adam Young, our Chairman and Treasurer, respectively. The Management Group, by virtue of its ownership of the Class B common stock, with its super voting rights as described below, retain control over our business and operations. In the event any shares of Class B common stock are transferred outside of the Management Group, such shares will automatically be converted into shares of Class A common stock.

      Holders of Class C common stock may at any time convert their shares into the same number of shares of Class A common stock. Holders of Class A common stock may convert their shares into the same number of shares of Class C common stock, provided that prior notice of such conversion is given to each holder of shares of Class C common stock. In addition, we are required to give notice to holders of Class C common stock before we acquire any shares of Class A common stock or take any other action affecting the voting rights of Class A common stock. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A and Class C common stock must be identical to that received by holders of Class B common stock, except that in any such transaction in which shares of common stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the classes of common stock.

      The holders of Class A common stock and Class B common stock vote as a single class, with each share of each class entitled to one vote per share, with respect to any proposed (a) "going private" transaction, (b) sale or other disposition of all or substantially all of our assets, (c) sale or transfer which would cause a fundamental change in the nature of our business and(d) merger or consolidation of us in which the holders of our common stock will own less than 50% of the common stock following such transaction. A "going private" transaction is any "Rule 13e-3 Transaction," as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, between us and (i) Vincent Young or Adam Young, or (ii) any affiliate of Vincent Young or Adam Young, or (iii) any group of which Vincent Young or Adam Young or an affiliate of Vincent Young or Adam Young is a member. An "affiliate" is defined as:


      o any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with Vincent Young or Adam Young;

      o any corporation or organization (other than us or our majority-owned subsidiary) of which Vincent Young or Adam Young is an officer or partner or is, directly or indirectly, the beneficial owner of 10%
            or more of any class of voting securities, or in which Vincent Young or Adam Young has a substantial beneficial interest;

      o a voting trust or similar arrangement pursuant to which Vincent Young or Adam Young generally controls the vote of the shares of common stock held by or subject to such trust or arrangement;

      o any other trust or estate in which Vincent Young or Adam Young has a substantial beneficial interest or as to which Vincent Young or Adam Young serves as trustee or in a similar fiduciary capacity; or

      o any relative or spouse of Vincent Young or Adam Young, or any relative of such spouse, who has the same residence as Vincent Young or Adam Young.



      Under Delaware law, the holders of each class of common stock are entitled to vote as a separate class with respect to any amendment to our certificate of incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of such class so as to affect such class adversely.

      Our stockholders have no preemptive rights or other rights to subscribe for additional shares. Subject to the rights of holders of preferred stock, if any, and the provisions of the our senior credit facilities and the indentures governing our notes, all holders of common stock, regardless of class, are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on our liquidation, dissolution or winding up. No shares of any class of common stock have conversion rights or are subject to redemption.

      Holders of common stock are entitled to receive such dividends, if any, as may be declared by the our board out of funds legally available therefor, but only if all dividends due on the outstanding preferred stock have been paid. Under our senior credit facilities and the indentures governing our notes, our ability to declare dividends will be restricted.

      Preferred Stock

      The applicable prospectus supplement will describe the specific terms of any particular series of preferred stock for which this prospectus is being delivered.

      Our board is authorized to provide for the issuance of preferred stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights.


Debt Securities

      The applicable prospectus supplement will describe the specific terms of any particular series of debt securities for which this prospectus is being delivered.

      The debt securities will be our direct obligations and such obligations may be secured or unsecured indebtedness. Reference is made to the prospectus supplement for the following terms and other possible terms of each class or series of debt securities:

      o the classification, specific designation, aggregate principal amount, purchase price and denomination of the debt securities;

      o     any date of maturity, which may be fixed or extendible;

      o the interest rate or rates or the method by which the interest rate or rates will be determined, if any;

      o the dates on which any interest will be payable, the right, if any, to extend or defer the interest period and the duration of extensions or deferrals;

      o any repayment, redemption, prepayment or sinking fund provisions and any provisions related to the purchase of debt securities at the option of the holders;

      o whether the debt securities will be issuable in global form, and, if so, the identity of the depositary, or in registered and/or bearer form and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of bearer securities;

      o the terms, if any, on which debt securities may be converted into or exchanged for Class A common stock or other securities or for cash, any specific terms relating to the adjustment of the conversion or exchange terms, and the period during which debt securities may be so converted or exchanged;

      o the subordination provisions, if any, relating to the debt securities; and

      o any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

      We may issue our debt securities under one or more indentures and each indenture will be dated on or before the issuance of the debt securities to which it relates. Additionally, each indenture will be in the form filed as an exhibit to a Form 8-K. We will enter into each indenture with a trustee and the trustee for each indenture may be the same. The indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended.

Limitations on Liability

      As permitted by Delaware law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

      o for any breach of the director's duty of loyalty to us or our stockholders;

      o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      o under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchases or redemption; or

      o for any transaction from which the director derives an improper personal benefit.

      As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

      Our certificate of incorporation and by-laws provide for the indemnification of our directors and officers, and, to the extent authorized by the board of directors in its sole and absolute discretion, employees and agents, to the fullest extent authorized by, and subject to the conditions set forth in Delaware law, except that we will indemnify a director or officer in connection with a proceeding or part thereof, initiated by such person, only if the proceeding or part thereof was authorized by our board of directors.

Delaware Anti-Takeover Law

      We are subject to the provisions of Section 203 of Delaware law. Section 203 prohibits publicly held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

      o prior to the business combination our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

      o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of our outstanding voting stock at the time such transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by our officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

      o at or subsequent to such time the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 662/3% of our outstanding voting stock which is not owned by the interested stockholder.

      A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change of control of us or reducing the price that certain investors might be willing to pay in the future for our securities.

Transfer Agent and Registrar

      The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

      We may sell any of the securities offered pursuant to this prospectus in any one or more of the following ways from time to time: (i) through agents;
(ii) to or through underwriters; (iii) through dealers; or (iv) directly to purchasers. The prospectus supplement with respect to any securities offered pursuant to this prospectus will set forth the terms of the offering of such securities offered pursuant to this prospectus, including the name or names of any underwriters, dealers or agents; the purchase price of the securities offered pursuant to this prospectus and the proceeds to us from such offering; and any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such securities may be listed.

      The distribution of the securities offered pursuant to this prospectus may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of such sale, at prices related to such prevailing market prices or at negotiated prices.

      Offers to purchase securities offered pursuant to this prospectus may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the securities offered pursuant to this prospectus will be named, and any commissions payable by us to such agent will be described, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities offered pursuant to this prospectus so offered and sold.

      If securities offered pursuant to this prospectus are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement. If underwriters are used in the sale of the securities offered pursuant to this prospectus in respect of which this prospectus is delivered, the securities offered pursuant to this prospectus will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. securities offered pursuant to this prospectus may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are used in the sale of the securities offered pursuant to this prospectus, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of securities offered pursuant to this prospectus will be obligated to purchase all such securities of a series if any are purchased.

      If a dealer is used in the sales of the securities offered pursuant to this prospectus in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities offered pursuant to this prospectus so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

      Offers to purchase securities offered pursuant to this prospectus may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

      Agents, underwriters and dealers may be entitled under relevant agreements to indemnification or contribution by us against certain liabilities, including liabilities under the Securities Act.

      Agents, underwriters and dealers may be customers of, engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

      If so indicated in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers by certain types of institutions to purchase securities offered pursuant to this prospectus from us at the public offering prices set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date or dates in the future. A commission indicated in the applicable prospectus supplement will be paid to underwriters, dealers and agents soliciting purchases of securities offered pursuant to this prospectus pursuant to any such delayed delivery contracts accepted by us.



                                  LEGAL MATTERS

      The validity of the securities covered by this prospectus will be passed upon by Sonnenschein Nath & Rosenthal, New York, New York prior to the issuance of such securities.



                                     EXPERTS

      The consolidated financial statements and schedule of Young Broadcasting Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Young Broadcasting at December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated in this prospectus by reference. Such consolidated financial statements are incorporated in this prospectus by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-3 with the SEC relating to the securities offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

      For further information with respect to us and the securities offered pursuant to this prospectus, we refer you to the registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; the Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661; and the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement is also available through the SEC's website at the following address: http://www.sec.gov.



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the sale of all of the securities that are part of this offering. The documents we are incorporating by reference are as follows:

      o     our Annual Report on Form 10-K for the year ended December 31, 2000;

      o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

      o our Current Report on Form 8-K, dated February 14, 2001, filed with the SEC on February 15, 2001;

      o the definitive proxy statement relating to our 2001 annual meeting of stockholders dated April 10, 2001; and

      o the description of our Class A common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

      Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superceded.

      You may request a copy of these filings at no cost by writing or telephoning our investor relations department at the following address and number:

         Young Broadcasting Inc.
         599 Lexington Avenue
         New York, New York 10022
         (212) 754-7070

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth various expenses which will be incurred in connection with this offering as it relates to this registration statement:


         Filing Fee................................................................      $75,000
         Legal Fees and Expenses...................................................       25,000
         Accounting Fees and Expenses..............................................       15,000
         Printing Expenses.........................................................       25,000
         Miscellaneous Expenses....................................................       25,000
                                                                                          ------
         Total.....................................................................     $165,000
                                                                                        ========

Item 15.  Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees)actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

      Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

      Section 10 of the Registrant's Restated Certificate of Incorporation provides as follows:

      The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      Article V, Section 5 of the Registrant's Second Amended and Restated By-Laws provides as follows:

      The Corporation shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or is or was serving, at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Item 16.  Exhibits and Financial Statement Schedules

         Exhibit
         Number       Description of Exhibit
         ------       ----------------------
          4.1 Restated Certificate of Incorporation of Registrant and all amendments thereto (Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000)

          4.2 Second Amended and Restated By-laws of Registrant (Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-83336)

          4.3 Specimen Stock Certificate (Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33- 83336

          5.1       Opinion of Sonnenschein Nath & Rosenthal*

          23.1      Consent of Ernst & Young LLP

          23.2 Consent of Sonnenschein Nath & Rosenthal (contained in their opinion included under Exhibit 5.1)*

          24.1 Power of Attorney (comprises a portion of the signature page to this registration statement

--------------------
*To be filed by amendment.

Item 17.  Undertakings

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (1)(i) and (1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 (the "Trust Indenture Act") in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to Item 15 of Part II of the registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on June 5, 2001.

                                Young Broadcasting Inc.


                                By: /s/ VINCENT J. YOUNG
                                    ----------------------------------
                                    Vincent J. Young, Chairman

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                POWER OF ATTORNEY

      Know all persons by these presents that each person whose signature appears below constitutes and appoints Vincent J. Young, James A. Morgan and Stephen J. Baker as such person's true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                     SIGNATURES                                       TITLE                           DATE
                /S/ VINCENT J. YOUNG
-----------------------------------------------------     Chairman and Director                  June 5, 2001
                  Vincent J. Young                           (principal executive
                                                             officer)
                   /S/ ADAM YOUNG
-----------------------------------------------------     Treasurer and Director                 June 5, 2001
                     Adam Young

                /S/ JAMES A. MORGAN
-----------------------------------------------------     Executive Vice President,              June 5, 2001
                  James A. Morgan                            Chief Financial Officer
                                                             (principal financial
                                                             officer and principal
                                                             accounting officer) and
                                                             Director

               /S/ RONALD J. KWASNICK
-----------------------------------------------------     President and Director                 June 5, 2001
                 Ronald J. Kwasnick

                /S/ BERNARD F. CURRY
-----------------------------------------------------     Director                               June 5, 2001
                  Bernard F. Curry

             /S/ ALFRED J. HICKEY, JR.
-----------------------------------------------------     Director                               June 5, 2001
               Alfred J. Hickey, Jr.

                   /S/ LEIF LOMO
-----------------------------------------------------     Director                               June 5, 2001
                     Leif Lomo

                  /S/ DAVID C. LEE
-----------------------------------------------------     Director                               June 5, 2001
                    David C. Lee
